Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of March 29, 2022 (the “Effective Date”) between Catalyst Biosciences, Inc., a Delaware corporation (the “Company”), and Seline Miller (“Employee”).

RECITALS

WHEREAS, Employee and the Company previously entered into an Employment Agreement dated November 4, 2021 (the “Employment Agreement”);

WHEREAS, the Company desires to amend the terms of the Employment Agreement to modify the terms of Employee’s severance benefits (collectively, the “Modifications”); and

WHEREAS, Employee has agreed to the Modifications.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree that the Employment Agreement is amended as follows:

1. Base Compensation and Bonus Adjustment. The third and fourth paragraphs of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

“Effective as of January 1, 2022, your base compensation will be $27,083.33 per month ($325,000 annualized), paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. You will be eligible for a review of your salary in connection with regular review of executive salaries in 2023.

Beginning with respect to the Company’s 2022 fiscal year, you will also have the opportunity to earn an annual performance-based bonus up to 40% of your annual salary. To receive your bonus, you must be employed by the Company at the time the bonus is paid.”

2. Severance Period and Post-COC Severance Period Adjustments. The ninth paragraph of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Should your employment with the Company be terminated without Cause or as a result of Constructive Termination (each as defined below), in each case outside of the Change in Control Protection Period (as defined below), you shall be eligible to receive (i) severance payments, equal to the rate of base salary which you were receiving at the time of such termination, during the period from the date of your termination until the date that is nine (9) months after the effective date of the termination (the “Severance Period”), which payments shall be paid during the Severance Period (or applicable shorter period) in accordance with the Company’s standard payroll practice following the effective date of the release described below and which shall be subject to applicable withholding taxes, (ii) accelerated vesting as of the time of such termination with respect to the unvested options held by you that would have vested during the Severance Period, and (iii) if you elect to continue your Company health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act

(“COBRA”) following such termination, payment by the Company of the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the Severance Period, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.”

3. Post-COC Severance Adjustment. The tenth paragraph of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Should your employment with the Company be terminated without Cause (as defined below) or as a result of Constructive Termination, in each case during the six (6) month period prior to or the eighteen (18) month period following a Change in Control (as defined in the Company’s 2018 Omnibus Incentive Plan, as amended from time to time) (the “Change in Control Protection Period”), you shall be eligible to receive (i) severance payments, equal to the sum of (a) 100% of your annual base salary determined at the rate at which you were receiving your base salary at the time of such termination and (b) 100% of your maximum annual performance-based bonus at the time of such termination, paid in equal installments during the period from the date of the termination until the date that is twelve (12) months after the effective date of the termination (the “Post-COC Severance Period”), which payments shall be paid during the Post-COC Severance Period (or applicable shorter period) in accordance with the Company’s standard payroll practice following the effective date of the release described below and which shall be subject to applicable withholding taxes, (ii) 100% percent of any unvested options held by you will vest as of the time of such termination, and (iii) if you elect to continue your Company health insurance coverage under COBRA following such termination, payment by the Company of the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the Post-COC Severance Period, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.”

4. No Other Modification. Except as provided herein, the provisions of the Employment Agreement shall remain in full force and effect following the adoption of this Amendment and this Amendment shall not constitute a modification or waiver of any provision of the Employment Agreement except as provided herein.

5. Governing Law. This Amendment shall be construed under and be governed by California law without giving effect to California conflict of laws principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

CATALYST BIOSCIENCES, INC.

/s/ Nassim Usman
By: Nassim Usman, Ph.D.
Title: President & Chief Executive Officer

EMPLOYEE

/s/ Seline Miller
Seline Miller

[Signature Pages to Amendment]